Exhibit 4.15

Fuzhou 360 Online Microcredit Co., Ltd.

Equity Transfer Agreement

This agreement (“Agreement”) is made on April 27, 2021 in Shanghai by and between the following parties:

Party A: Beijing Qibutianxia Technology Co., Ltd.

Unified Social Credit Code: 91110106796743693W

Address: Room 1106, Unit 1, 10/F, Building 1, No. 11 Yard, Shuangying Road, Chaoyang District, Beijing

Party B: Shanghai Qiyu Information Technology Co., Ltd.

Unified Social Credit Code: 91310230MA1JXJYF7E

Address: Room 1118, No.4, Lane 800, Tongpu Road, Putuo District, Shanghai

Target Company: Fuzhou 360 Online Microcredit Co., Ltd.

Unified Social Credit Code: 91350100MA2Y4D6073

Address: Section 018, Room 201, 2/F, Supervision Building, Processing Trade Zone, Fuzhou Free Trade Zone, Fujian Province (No. 9 Xinjiang Road, Xincuo Town, Fuqing City)

The parties to this Agreement have, based on the principles of fairness and reasonableness, equality and mutual benefit, according to the Company Law and the Contract Law of the People’s Republic of China and other applicable laws and regulations, through friendly negotiations, reached this Agreement with regard to the transfer of the equity in the Target Company by Party A to Party B for mutual compliance.

Article 1 Subject matter under transfer

Party A and Party B mutually agree that Party A shall transfer 100% of its equity in the Target Company, i.e., the capital contribution of RMB500,000,000 (the “Target Equity”), to Party B at a price of RMB563,039,074.69, and Party B shall accept the transfer of the said equity legally held by Party A in accordance with the law.

Article 2Payment of equity transfer price

Party B agrees to pay the equity transfer price to the bank account designated by

Party A within the time to be separately agreed by the parties.

Set out below is the bank account of Party A:

Account No.: ******

Bank Name: ******

Article 3 Commencement of shareholder’s rights

Regardless of whether the Target Company has processed business registration for the change or not, as of the date of this Agreement, Party B shall become the shareholder of the Target Company and enjoy all rights of a shareholder that Party A has enjoyed according to the articles of association of the Target Company.

Article 4Rights and obligations of Party A

4.1 Party A warrants that it shall perform the obligations of transferring the Target Equity according to provisions of the Agreement.

4.2 Party A warrants that it shall cooperate with Party B to process all the procedures necessary for the transfer of the Target Equity.

4.3 Party A shall perform the relevant legal procedures according to the provisions of applicable laws to ensure that the equity transfer shall be carried out smoothly according to law.

Article 5Rights and obligations of Party B

5.1 Party B shall pay the equity transfer price to Party A in time.

5.2 Party B shall perform the relevant legal procedures according to the provisions of applicable laws to ensure that the equity transfer shall be carried out smoothly according to law.

Article 6Force majeure

In case of failure to perform this Agreement due to force majeure events such as natural disasters, neither party shall be held liable for breach of contract.

Article 7Liabilities for breach of contract

7.1 If, after signing of this Agreement, either party breaches any provisions of this Agreement, fails to perform or fails to perform timely or properly any of its obligations under this Agreement, or breaches any representations, warranties or undertakings it has made under this Agreement, it shall constitute the breach of contract. The breaching party shall be liable to compensate the non-breaching party for all direct and indirect economic losses caused by its breach.

7.2 The liabilities of either party arising from its breach of this Agreement after the Agreement has been signed shall not be discharged by reasons of the continuous performance of or termination or rescission of this Agreement.

Article 8Governing law and dispute resolution

8.1 The validity, interpretation, performance and dispute resolution and other matters of the Agreement shall be governed by the laws of the People’s Republic of China.

8.2 Any disputes arising out of the Agreement shall be settled by the parties through amicable consultations. If the parties fail to settle the disputes through amicable consultations within thirty (30) days after either party gives a written notice requesting consultations on such dispute, the dispute shall be submitted to Beijing Arbitration Commission for arbitration in Beijing in accordance with its arbitration rules then in effect. The arbitral award shall be final and binding on the parties.

Article 9Effectiveness and Miscellaneous

9.1 This Agreement shall take effect upon being signed by Party A and Party B under their seals.

9.2 This Agreement is made in Chinese in four copies, one copy for each of Party A and Party B and the rest to be used for processing equity transfer procedures, all having the same legal effect.

(The remainder of this page left blank intentionally)

(This is the signature page specifically for the Equity Transfer Agreement of Fuzhou 360 Online Microcredit Co., Ltd.)

Party A:	Beijing Qibutianxia Technology Co., Ltd. (Seal fixed)

Legal Representative or Authorized Representative:	/s/ Authorized Representative

Party B:	Shanghai Qiyu Information Technology Co., Ltd. (Seal fixed)

Legal Representative or Authorized Representative: (Signature)	/s/ Authorized Representative